UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)
                                 Amendment No. 1

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                           Torch Energy Royalty Trust
                           --------------------------
                                (Name of Issuer)

                          Units of Beneficial Interest
                          ----------------------------
                         (Title of Class of Securities)


                                    891013104
                                    ---------
                                 (CUSIP Number)


                            Mr. James A. Mitarotonda
                  c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                December 23, 2005
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

                                  SCHEDULE 13D
CUSIP No. 891013104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Equity Partners, L.P.                13-4088890
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS               WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           96,200
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              96,200
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    96,200
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.12%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 891013104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Investors, LLC                       13-4126527
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS               OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           96,200
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              96,200
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    96,200
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.12%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 891013104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Offshore Fund, Ltd. (BVI)
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS               WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  British Virgin Islands
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           72,150
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              72,150
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    72,150
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.84%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 891013104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Investments, L.P.                              20-2871525
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS               WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           72,150
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              72,150
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    72,150
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.84%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 891013104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Advisors, LLC                      20-0327470
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS               OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           144,300
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              144,300
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    144,300
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.68%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IA,OO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 891013104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Capital Group, L.P.                         13-3635132
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS               OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           240,500
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              240,500
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    240,500
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    2.8%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 891013104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            LNA Capital Corp.                                     13-3635168
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS               OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           240,500
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              240,500
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    240,500
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    2.8%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 891013104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            James Mitarotonda
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS               OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           240,500
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              240,500
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    240,500
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    2.8%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 891013104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Alpine Associates, A Limited Partnership                06-0944931
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS               WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  New Jersey
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           243,100
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              243,100
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    243,100
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    2.83%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN,BD
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 891013104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Alpine Partners, L.P.                                   22-3528110
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS               WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  New Jersey
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           33,100
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              33,100
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    33,100
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.38%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN,BD
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 891013104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Alpine Associates II, L.P.                              20-1476614
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS               WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  New Jersey
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           17,500
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              17,500
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    17,500
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.2%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 891013104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Palisades Partners, L.P.                               13-3456480
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS               WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           11,000
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              11,000
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    11,000
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.13%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 891013104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Eckert Corporation                                     22-2548436
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS               OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           276,200
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            17,500
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              276,200
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    17,500
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    293,700
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.42%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 891013104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Victoria Eckert
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS               OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           276,200
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            17,500
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              276,200
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    17,500
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    293,700
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.42%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 891013104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Gordon A. Uehling, Jr.
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS               OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            11,000
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    11,000
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    11,000
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.13%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 891013104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Arbitrage & Trading Management Company
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS               OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  New Jersey
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            28,500
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    28,500
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    28,500
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.33%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 891013104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Robert E. Zoellner
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS               OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) OR 2(e)                                                |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                           none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            28,500
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                              none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    28,500
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    28,500
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.33%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

Item 1.       Security and Issuer.
              --------------------

      This Amendment No. 1 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on November 25, 2005 (the "Statement") by and on behalf of Barington Companies Equity Partners, L.P. ("Barington") and others with respect to units of beneficial interest (the "Units"), of Torch Energy Royalty Trust, a Delaware trust (the "Trust"). The principal executive offices of the Trust are located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

Item 2.       Identity and Background.
              ------------------------

      The second paragraph of Item 2(a)-(c) of the Statement is hereby amended and restated as follows:

      As of the date of this filing, the Reporting Entities are the beneficial owners of, in the aggregate, 545,200 Units, representing approximately 6.34% of the Units presently outstanding.

Item 3.       Source and Amount of Funds or Other Consideration.
              --------------------------------------------------

      The information contained in Item 3 of the Statement is hereby amended and supplemented as follows:

      Since the filing of the Statement, the Reporting Entities purchased an aggregate of 88,700 Units. The amount of funds expended for such purchases was approximately $246,923.20 by Barington Companies Equity Partners, L.P., $185,192.40 by Barington Companies Offshore Fund Ltd. (BVI) and $185,192.40 by Barington Investments, L.P.

      All purchases of Units by the Reporting Entities since the filing of the Statement were made in open market transactions. All transactions effected since the filing of the Statement are described in the Schedule attached hereto. All such purchases of Units were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 5.       Interest in Securities of the Issuer.
              -------------------------------------

    Item 5(a) - (b) of the Statement is hereby amended and restated as follows:

      (a) As of the date of this filing, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 96,200 Units, representing approximately 1.12% of the Units presently outstanding based upon the 8,600,000 Units reported by the Trust to be issued and outstanding as of September 30, 2005 in its Form 10-Q filed with the Securities and Exchange Commission on November 10, 2005 (the "Issued and Outstanding Units"). As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 96,200 Units owned by Barington Companies Equity Partners, L.P.

      As of the date of this filing, Barington Companies Offshore Fund, Ltd.
(BVI) beneficially owns 72,150 Units, constituting approximately 0.84% of the Issued and Outstanding Units. As of the date of this filing, Barington Investments, L.P. beneficially owns 72,150 Units. As the investment advisor to Barington Companies Offshore Fund, Ltd. (BVI) and the general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 72,150 Units owned by Barington Companies Offshore Fund, Ltd. (BVI) and the 72,150 Units owned by Barington Investments, L.P., representing an aggregate of 144,300 Units, constituting approximately 1.68% of the Issued and Outstanding Units. As the Managing Member of Barington Companies Advisors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 72,150 Units beneficially owned by Barington Investments, L.P. and the 72,150 Units owned by Barington Companies Offshore Fund, Ltd. (BVI). As the majority member of Barington Companies Investors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 96,200 Units owned by Barington Companies Equity Partners, L.P., representing an aggregate of 240,500 Units, constituting approximately 2.8% of the Issued and Outstanding Units. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 96,200 Units owned by Barington Companies Equity Partners, L.P., the 72,150 Units beneficially owned by Barington Investments, L.P. and the 72,150 Units owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 240,500 Units, constituting approximately 2.8% of the Issued and Outstanding Units. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 96,200 Units owned by Barington Companies Equity Partners, L.P., the 72,150 Units beneficially owned by Barington Investments, L.P. and the 72,150 Units owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 240,500 Units, constituting approximately 2.8% of the Issued and Outstanding Units. Mr. Mitarotonda has sole voting and dispositive power with respect to the 96,200 Units owned by Barington Companies Equity Partners, L.P., the 72,150 Units beneficially owned by Barington Investments, L.P. and the 72,150 Units owned by Barington Companies Offshore Fund, Ltd. (BVI). Mr. Mitarotonda disclaims beneficial ownership of any such Units except to the extent of his pecuniary interest therein.

      As of the date of this filing, Alpine Associates, A Limited Partnership beneficially owns 243,100 Units, representing approximately 2.83% of the Issued and Outstanding Units. As of the date of this filing, Alpine Partners, L.P. beneficially owns 33,100 Units, representing approximately 0.38% of the Issued and Outstanding Units. As of the date of this filing, Alpine Associates II, L.P. beneficially owns 17,500 Units, representing approximately 0.20% of the Issued and Outstanding Units. As of the date of this filing, Palisades Partners, L.P. beneficially owns approximately 11,000 Units, representing approximately 0.13% of the Issued and Outstanding Units. As the general partner of each of Alpine Associates, A Limited Partnership, Alpine Partners, L.P. and Alpine Associates II, L.P., Eckert Corporation may be deemed to beneficially own the 243,100 Units owned by Alpine Associates, A Limited Partnership, the 33,100 Units owned by Alpine Partners, L.P. and the 17,500 Units owned by Alpine Associates II, L.P., representing an aggregate of 293,700 Units, constituting approximately 3.42% of the Issued and Outstanding Units. As the sole stockholder and director of Eckert Corporation, Ms. Eckert may be deemed to beneficially own the 243,100 Units owned by Alpine Associates, A Limited Partnership, the 33,100 Units owned by Alpine Partners, L.P. and the 17,500 Units owned by Alpine Associates II, L.P., representing an aggregate of 293,700 Units, constituting approximately 3.42% of the Issued and Outstanding Units. As the general partner of Palisades Partners, L.P., Mr. Uehling may be deemed to beneficially own the 11,000 Units owned by Palisades Partners, L.P., representing approximately 0.13% of the Issued and Outstanding Units. Pursuant to investment advisory agreements with each of Alpine Associates II, L.P. and

Palisades Partners, L.P. further described in Item 5(b) below, Arbitrage & Trading Management Company may be deemed to beneficially own the 17,500 Units owned by Alpine Associates II, L.P. and the 11,000 Units owned by Palisades Partners, L.P., representing an aggregate of 28,500 Units, constituting approximately 0.33% of the Issued and Outstanding Units. As the owner and operator of Arbitrage & Trading Management Company, Mr. Zoellner may be deemed to beneficially own the 17,500 Units owned by Alpine Associates II, L.P. and the 11,000 Units owned by Palisades Partners, L.P., representing an aggregate of 28,500 Units, constituting approximately 0.33% of the Issued and Outstanding Units. Eckert Corporation, Ms. Eckert, Mr. Uehling, Arbitrage & Trading Management Company and Mr. Zoellner disclaim beneficial ownership of any such Units except to the extent of their pecuniary interest therein.

      (b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the Units reported as beneficially owned by such person by virtue of their respective positions as described in paragraph (a), except as follows:

            (1) Pursuant to an investment advisory agreement between Alpine Associates II, L.P. and Arbitrage & Trading Management Company, Arbitrage & Trading Management Company acts as an investment advisor to Alpine Associates II, L.P. and has the discretion to manage its investment activities. As a result, the 17,500 Units owned by Alpine Associates II, L.P. that may be deemed to be beneficially owned by Eckert Corporation and Ms. Eckert may also be deemed to be beneficially owned by Arbitrage & Trading Management Company and Mr. Zoellner. Therefore, each of Eckert Corporation, Ms. Eckert, Arbitrage & Trading Management Company and Mr. Zoellner may be deemed to have shared voting and dispositive power with respect to such Units.

(2) Pursuant to an investment advisory agreement between Palisades Partners, L.P. and Arbitrage & Trading Management Company, Arbitrage & Trading Management Company acts as an investment advisor to Palisades Partners, L.P. and has the discretion to manage its investment activities. As a result, the 11,000 Units owned by Palisades Partners, L.P. that may be deemed to be beneficially owned by Mr. Uehling may also be deemed to be beneficially owned by Arbitrage & Trading Management Company and Mr. Zoellner. Therefore, each of Mr. Uehling, Arbitrage & Trading Management Company and Mr. Zoellner may be deemed to have shared voting and dispositive power with respect to such Units.

      Except as set forth above, each of the Reporting Entities may be deemed to have sole voting and dispositive power with respect to the Units each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such Units. Each such Reporting Entity reports sole voting and dispositive power with respect to such Units based on such person's relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any Units beneficially owned by any other Reporting Entity.

      The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

                                   SIGNATURES
                                   ----------

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  December 27, 2005

                                       BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                       By: Barington Companies Investors, LLC,
                                           its general partner


                                       By: /s/ James A. Mitarotonda
                                           ---------------------------------
                                       Name: James A. Mitarotonda
                                       Title: Managing Member

                                       BARINGTON COMPANIES INVESTORS, LLC


                                       By: /s/ James A. Mitarotonda
                                           ---------------------------------
                                       Name: James A. Mitarotonda
                                       Title: Managing Member


                                       /s/ James A. Mitarotonda
                                       -------------------------------------
                                       James A. Mitarotonda



                                       BARINGTON COMPANIES OFFSHORE FUND, LTD.
                                       (BVI)


                                       By: /s/ James A. Mitarotonda
                                           ---------------------------------
                                       Name: James A. Mitarotonda
                                       Title: Manager

                                       BARINGTON INVESTMENTS, L.P.
                                       By: Barington Companies Advisors, LLC,
                                       its general partner

                                       By: /s/ James A. Mitarotonda
                                           ---------------------------------
                                       Name: James A. Mitarotonda
                                       Title: Authorized Signatory

                                       BARINGTON COMPANIES ADVISORS, LLC


                                       By: /s/ James A. Mitarotonda
                                           --------------------------------
                                       Name: James A. Mitarotonda
                                       Title: Authorized Signatory

                                       BARINGTON CAPITAL GROUP, L.P.
                                       By: LNA Capital Corp., its general
                                            partner

                                       By: /s/ James A. Mitarotonda
                                           --------------------------------
                                       Name: James A. Mitarotonda
                                       Title: President and CEO

                                       LNA CAPITAL CORP.


                                       By: /s/ James A. Mitarotonda
                                           --------------------------------
                                       Name: James A. Mitarotonda
                                       Title: President and CEO

                                       ALPINE ASSOCIATES, A LIMITED PARTNERSHIP

                                       By: Eckert Corporation, its general
                                           partner


                                       By: /s/ Todd Mason
                                           --------------------------------
                                       Name: Todd Mason
                                       Title: Vice President

                                       ALPINE PARTNERS, L.P.
                                       By: Eckert Corporation, its general
                                           partner


                                       By: /s/ Todd Mason
                                           --------------------------------
                                       Name: Todd Mason
                                       Title: Vice President

                                       ALPINE ASSOCIATES II, L.P.
                                       By: Eckert Corporation, its general
                                           partner


                                       By: /s/ Todd Mason
                                           --------------------------------
                                       Name: Todd Mason
                                       Title: Vice President

                                       PALISADES PARTNERS, L.P.


                                       By: /s/ Gordon A. Uehling, Jr.
                                           --------------------------------
                                       Name: Gordon A. Uehling, Jr.
                                       Title: General Partner

                                       ECKERT CORPORATION


                                       By: /s/ Todd Mason
                                           --------------------------------
                                       Name: Todd Mason
                                       Title: Vice President

                                       /s/ Victoria Eckert
                                       ------------------------------------
                                       Victoria Eckert

                                       /s/ Gordon A. Uehling, Jr.
                                       ------------------------------------
                                       Gordon A. Uehling, Jr.


                                       ARBITRAGE & TRADING MANAGEMENT COMPANY


                                       By: /s/ Robert E. Zoellner
                                           --------------------------------
                                       Name: Robert E. Zoellner
                                       Title: President


                                       /s/ Robert E. Zoellner
                                       ------------------------------------
                                       Robert E. Zoellner

                                    SCHEDULE

        This schedule sets forth information with respect to each purchase of Units which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.

Units purchased by Barington Companies Equity Partners, L.P.

             Number of
Date           Units          Price Per Unit            Cost(*)
----         ---------        --------------          -----------
11/30/2005      480               $6.890               $3,307.20
12/1/2005       3,320             $6.817               $22,632.44
12/2/2005       440               $6.859               $3,017.96
12/6/2005       2,800             $6.885               $19,278.00
12/7/2005       680               $6.900               $4,692.00
12/12/2005      1,400             $7.050               $9,870.00
12/13/2005      3,440             $7.039               $24,214.16
12/14/2005      1,760             $7.044               $12,397.44
12/15/2005      1,520             $7.050               $10,716.00
12/16/2005      6,560             $7.049               $46,241.44
12/19/2005      5,600             $6.972               $39,043.20
12/21/2005      1,080             $6.932               $7,486.56
12/22/2005      2,800             $6.927               $19,395.60
12/23/2005      3,600             $6.842               $24,631.20

Units purchased by Barington Companies Offshore Fund, Ltd.

             Number of
Date           Units          Price Per Unit            Cost(*)
----         ---------        ---------------         -----------
11/30/2005     360                $6.890               $2,480.40
12/1/2005      2,490              $6.817               $16,974.33
12/2/2005      330                $6.859               $2,263.47
12/6/2005      2,100              $6.885               $14,458.50
12/7/2005      510                $6.900               $3,519.00

12/12/2005     1,050              $7.050               $7,402.50
12/13/2005     2,580              $7.039               $18,160.62
12/14/2005     1,320              $7.044               $9,298.08
12/15/2005     1,140              $7.050               $8,037.00
12/16/2005     4,920              $7.049               $34,681.08
12/19/2005     4,200              $6.972               $29,282.40
12/21/2005     810                $6.932               $5,614.92
12/22/2005     2,100              $6.927               $14,546.70
12/23/2005     2,700              $6.842               $18,473.40

Units purchased by Barington Investments, L.P.

             Number of
Date           Units          Price Per Unit           Cost(*)
----         ---------        ---------------        -----------
11/30/2005     360                $6.890              $2,480.40
12/1/2005      2,490              $6.817              $16,974.33
12/2/2005      330                $6.859              $2,263.47
12/6/2005      2,100              $6.885              $14,458.50
12/7/2005      510                $6.900              $3,519.00
12/12/2005     1,050              $7.050              $7,402.50
12/13/2005     2,580              $7.039              $18,160.62
12/14/2005     1,320              $7.044              $9,298.08
12/15/2005     1,140              $7.050              $8,037.00
12/16/2005     4,920              $7.049              $34,681.08
12/19/2005     4,200              $6.972              $29,282.40
12/21/2005     810                $6.932              $5,614.92
12/22/2005     2,100              $6.927              $14,546.70
12/23/2005     2,700              $6.842              $18,473.40

----------


(*)    Excludes commissions and other execution-related costs.